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                                                                    EXHIBIT 11.1

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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
                                                                                        YEAR ENDED DECEMBER 31,
                                                                                      ----------------------------
                                                                                                         1996
                                                                                          1997         RESTATED
                                                                                      -------------  -------------
Weighted average shares outstanding.................................................      9,147,661      6,575,576
Effect of common and common equivalent shares issued by the Company during the twelve month period immediately preceding the Company's registration for initial
  public offering on August 2, 1996.................................................       --             --
                                                                                      -------------  -------------
Total shares........................................................................      9,147,661      6,575,576
                                                                                      -------------  -------------
Net Loss............................................................................  $  (6,825,636) $  (3,636,658)
Net Loss per share: Basic...........................................................  ($       0.75) ($       0.55)
                  Diluted...........................................................  ($       0.75) ($       0.55)
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